Exhibit 99.1

Company Contact:

Pam Scott

Vice President of Corporate Communications

(509) 777-6393

Red Lion Hotels Reports First Quarter 2014 Results

Solid RevPAR and ADR Performance; New Leadership in Lodging Development to Support Key Growth Objectives

SPOKANE, Wash., April 30, 2014 - Red Lion Hotels Corporation (NYSE: RLH), a western U.S. based owner, operator and franchisor of midscale hotels, today announced its results for the first quarter ended March 31, 2014.

Highlights:

•	Increased RevPAR for comparable owned and leased hotels by 5.0 percent versus prior year

•	Grew ADR for comparable owned and leased hotels by 2.5 percent versus prior year

•	Increased comparable EBITDA from continuing operations by $0.8 million year over year

•	Appointed industry leader Brian Quinn as Senior Vice President, Chief Franchise Officer

•	Named 20-year hospitality veteran Angela Landgraf as Senior Vice President of Business Development

Comparable operating results and data from continuing operations (as disclosed in the table by the same title) for the periods included in this release exclude from hotel operations the results of the hotels or operations that have been sold in the past four quarters. Throughout this release the company refers to certain non-GAAP financial measures. Please refer to the tables attached to this release for a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure determined in accordance with GAAP.

“We are off to a solid start in 2014 with a 5.0 percent increase in first quarter RevPAR and a 2.5 percent increase in ADR,” said President and Chief Executive Officer Greg T. Mount. “Additionally, our hotel margins and profitability showed improvement. To drive efficiencies and grow market share, we have begun to roll out innovative marketing, operational and technology initiatives. Further, we have hired two well-known industry experts in lodging and franchise development to support our growth objectives. Under their leadership, we expect to expand our brands through franchising, joint venture acquisitions and development opportunities in top markets across the country.”

First Quarter 2014 Results

Comparable revenue from owned and leased hotels of $23.7 million increased $1.2 million or 5.3 percent compared to the same period a year ago, driven primarily by an increase in comparable rooms revenue. Year over year, comparable first quarter RevPAR increased 5.0 percent to $48.01 driven by a 2.5 percent increase in ADR to $84.89 and a 130 basis point increase in occupancy. Comparable hotel direct operating margin rose from 10.8 percent to 12.7 percent. First quarter 2014 margins primarily benefitted from increases in ADR.

Franchise revenue increased $0.3 million to $1.5 million primarily due to increases in rooms revenue, contractual rates on existing properties and the number of hotels in the franchise system. Net segment profits increased $0.1 million over prior year.

Entertainment revenue and profitability increased year-over-year, primarily due to a successful run of a Broadway stage production in Honolulu.

On a comparable basis, total company EBITDA from continuing operations for the first quarter increased $0.8 million, compared to the prior year period. The improvement is primarily attributable to improved profitability in the company’s business segments, partially offset by additional undistributed corporate expenses for CEO transition costs and self-insured medical costs.

The loss from continuing operations in the first quarter of 2014 was $3.4 million compared to a loss of $3.0 million in the same period a year ago. During the first quarter of 2014, the company recorded income tax expense related to continuing operations of $31,000 compared to an income tax benefit related to continuing operations of $1.9 million in the first quarter of 2013. The primary driver of the year over year difference in income tax expense is the recording of a valuation allowance against the company’s net deferred tax assets to reduce them to an amount that is expected to be realized.

Lodging Development Update

Subsequent to the end of first quarter 2014, the company hired two hospitality veterans with the addition of Brian Quinn as Senior Vice President, Chief Franchise Officer and Angela Landgraf as Senior Vice President of Business Development. Quinn will oversee hotel franchise conversion opportunities and Landgraf will manage hotel joint venture acquisitions and development.

Liquidity and Balance Sheet

At March 31, 2014, the company had $13.5 million in cash and cash equivalents and no cash borrowings on its $10 million revolving line of credit. Additionally, at March 31, 2014, the company had outstanding debt of $73.2 million, of which $3.0 million was current.

Capital expenditures, primarily for guest room improvement projects, for the three months ended March 31, 2014, totaled $3.1 million.

Assets Held for Sale or Sold

As of March 31, 2014, the following assets were listed as held for sale:

•	Red Lion Hotel Canyon Springs, 112 rooms

•	Red Lion Hotel Columbia Center, 162 rooms

•	Red Lion Hotel & Conference Center Kelso/Longview, 161 rooms

•	Red Lion Hotel Pocatello, 150 rooms

•	Red Lion Hotel Wenatchee, 149 rooms

•	Red Lion Hotel Yakima Center, 156 rooms

Subsequent to the end of first quarter 2014, the company sold the Red Lion Hotel Yakima for $3.7 million, using $2.6 million of the proceeds to pay down debt.

Discontinued Operations

The operating results of the Red Lion Hotel Yakima and the Red Lion Hotel Columbia Center in Kennewick had been classified as discontinued operations in the fourth quarter 2013 financial statements as the properties were listed for sale and not expected to continue to operate as Red Lion franchises. However, the buyer of the Yakima hotel signed a franchise agreement upon closing during the second quarter 2014 and the Red Lion Hotel Columbia Center in Kennewick is also expected to remain in the network as a Red Lion franchise, therefore both properties are reported in continuing operations for the first quarter and all comparable periods presented. Listed in discontinued operations are the operating results of the hotels located in Twin Falls and Pocatello, Idaho, Kelso and Wenatchee, Washington, Medford and Eugene, Oregon, and the commercial mall in Kalispell, Montana, and a contract catering business in Yakima, Washington. As required under generally accepted accounting principles (“GAAP”), Red Lion separately reports the results of these operations including any related asset impairment charges, net of income taxes as “Income (loss) from discontinued operations” on the company’s consolidated statement of comprehensive income (loss) for all periods presented.

Outlook for 2014

Based on the outlook for the markets in which the company operates and on currently available information, the company affirms its RevPAR guidance for 2014:

•	Full year 2014 RevPAR for comparable owned and leased hotels is expected to increase 3 to 5 percent over 2013.

Conference Call Information

The company will conduct a conference call on May 1, 2014, at 8:00 a.m. Pacific Time (11:00 a.m. Eastern Time), to discuss the results for interested investors, analysts and portfolio managers. Hosting the call will be President and Chief Executive Officer Greg T. Mount and Executive Vice President and Chief Financial Officer Julie Shiflett.

To listen to the conference call, please dial the following number ten minutes prior to the scheduled time: (800) 260-0702. International callers should dial (612) 234-9962.

Red Lion invites interested investors and analysts to submit questions regarding first quarter 2014 results in advance of the conference call. Additionally, the company will take questions by email during the conference call. Questions should be submitted by email to 1Q14@redlion.com.

This conference call will also be webcast live on www.redlion.com in the Investor Relations section of the website. To listen to the live call, please go to the Red Lion website at least fifteen minutes prior to the start of the call to register and to download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available at 10:00 a.m. Pacific Time on May 1, 2014, through June 1, 2014, at (800) 475-6701 or (320) 365-3844 (International), using access code - 325129. The replay will also be available shortly after the call on the Red Lion website.

About Red Lion Hotels Corporation

Red Lion Hotels Corporation is a hospitality company primarily engaged in the franchising, ownership and operation of hotels. As of April 30, 2014, the company has 54 hotels system wide. The Red Lion Hotels and Red Lion Inn & Suites network is comprised of 52 hotels with 9,014 rooms and 457,222 square feet of meeting space. The Leo Hotel Collection is comprised of two hotels with 3,256 rooms and 241,000 square feet of meeting space. The company also owns and operates an entertainment and event ticket distribution business. For more information, please visit the company’s website at www.redlion.com.

This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, economic cycles; international conflicts; changes in future demand and supply for hotel rooms; competitive conditions in the lodging industry; relationships with franchisees and properties; impact of government regulations; ability to obtain financing; changes in energy, healthcare, insurance and other operating expenses; ability to sell non-core assets;

ability to locate lessees for rental property; dependency upon the ability and experience of executive officers and ability to retain or replace such officers as well as other matters discussed in the company’s annual report on Form 10-K for the year ended December 31, 2013, and in other documents filed by the company with the Securities and Exchange Commission.

Red Lion Hotels Corporation

Consolidated Statements of Comprehensive Income (Loss)

(unaudited)

($ in thousands, except footnotes and per share amounts)

	Three months ended March 31,
	2014	2013	$ Change	% Change
Revenue:
Hotels	$23,746	$22,912	$834	3.6%
Franchise	1,526	1,264	262	20.7%
Entertainment	5,105	3,373	1,732	51.3%
Other	33	85	(52)	-61.2%

Total revenues	30,410	27,634	2,776	10.0%

Operating expenses:
Hotels	20,732	20,730	2	0.0%
Franchise	1,452	1,299	153	11.8%
Entertainment	4,056	2,984	1,072	35.9%
Other	114	108	6	5.6%
Depreciation and amortization	3,143	3,334	(191)	-5.7%
Hotel facility and land lease	1,155	1,022	133	13.0%
Loss (gain) on asset dispositions, net	(75)	(92)	17	18.5%
Undistributed corporate expenses	2,114	1,806	308	17.1%

Total operating expenses	32,691	31,191	1,500	4.8%

Operating income (loss)	(2,281)	(3,557)	1,276	35.9%
Other income (expense):
Interest expense	(1,217)	(1,484)	267	18.0%
Other income, net	93	101	(8)	-7.9%

Income (loss) from continuing operations before income taxes	(3,405)	(4,940)	1,535	31.1%
Income tax (benefit) expense	31	(1,940)	(1,971)	-101.6%

Income (loss) from continuing operations	(3,436)	(3,000)	(436)	-14.5%

Discontinued operations (1,2):
Income (loss) from discontinued business units, net of income tax (benefit) expense of $0 and ($50) respectively	(83)	(65)	(18)	-27.7%
Loss on disposal and impairment of the assets of the discontinued business units, net of income tax (benefit) expense of $0 and ($25) respectively	—	(45)	45	100.0%

Income (loss) from discontinued operations	(83)	(110)	27	24.5%

Net income (loss)	(3,519)	(3,110)	(409)	-13.2%

Comprehensive income (loss)
Unrealized gains (losses) on cash flow hedge, net of tax	(1)	—	(1)	n/m

Comprehensive income (loss)	$(3,520)	$(3,110)	$(410)	-13.2%

Earnings (loss) per share - basic and diluted
Income (loss) from continuing operations	$(0.17)	$(0.15)
Income (loss) from discontinued operations	$—	$(0.01)
Net income (loss)	$(0.17)	$(0.16)
Weighted average shares - basic	19,716	19,469
Weighted average shares - diluted	19,716	19,469
Non-GAAP Financial Measures:
EBITDA (3)	$872	$26	$846	n/m
EBITDA as a percentage of revenues	2.9%	0.1%
Comparable Adjusted EBITDA from continuing operations (4)	$955	$153	$802	n/m

(1)	Between the fourth quarter 2011 and first quarter of 2013, we classified the operations of four of our businesses as discontinued as we either sold them or ceased operating them. Those operations were a hotel in Medford, Orgeon, a hotel in Sacramento, California, a commercial mall in Kalispell, Montana and a catering company in Yakima, Washington.
(2)	The company has classified as discontinued operations for all periods presented four hotel properties located in Kelso and Wenatchee, Washington and in Twin Falls and Pocatello, Idaho. Additionally in the fourth quarter of 2013, the company entered into an agreement to assign the ground lease for its hotel in Eugene, Oregon and ceased operating the hotel in the first quarter of 2014. This property has also been classified as a discontinued operation for all periods presented.
(3)	The definition of “EBITDA” and how that measure relates to net income (loss) is discussed further in this release under Non-GAAP Financial Measures.
(4)	The definition of “Comparable EBITDA from continuing operations” and how that measure relates to net income (loss) is discussed further in this release under Non-GAAP Financial Measures.

Red Lion Hotels Corporation

Consolidated Balance Sheets

(unaudited)

($ in thousands, except share data)

	March 31, 2014	December 31, 2013
Assets:
Current assets:
Cash and cash equivalents	$13,515	$13,058
Accounts receivable, net	6,555	6,283
Notes receivable	643	672
Inventories	1,238	1,386
Prepaid expenses and other	2,461	2,873
Deferred income taxes	761	1,034
Other current assets	7	393
Assets held for sale	18,483	18,346

Total current assets	43,663	44,045

Property and equipment, net	166,252	166,356
Goodwill	8,512	8,512
Intangible assets	6,992	6,992
Notes receivable, long term	4,445	4,423
Other assets, net	4,263	4,298

Total assets	$234,127	$234,626

Liabilities:
Current liabilities:
Accounts payable	$4,394	$4,763
Accrued payroll and related benefits	3,430	2,786
Accrued interest payable	17	25
Advance deposits	442	199
Other accrued expenses	11,715	8,465
Long-term debt, due within one year	3,000	3,000

Total current liabilities	22,998	19,238

Long-term debt, net of discount	39,336	40,058
Deferred income	3,338	3,455
Deferred income taxes	3,575	3,841
Debentures due Red Lion Hotels Capital Trust	30,825	30,825

Total liabilities	100,072	97,417

Stockholders’ equity:
Preferred stock - 5,000,000 shares authorized; $0.01 par value;no shares issued or outstanding	—	—
Common stock - 50,000,000 shares authorized; $0.01 par value; 19,718,005 and 19,687,232 shares issued and outstanding	197	197
Additional paid-in capital	152,669	152,303
Accumulated other comprehensive loss, net of tax	(160)	(159)
Accumulated deficit	(18,651)	(15,132)

Total stockholders’ equity	134,055	137,209

Total liabilities and stockholders’ equity	$234,127	$234,626

Red Lion Hotels Corporation

Additional Hotel Statistics

(unaudited)

System-wide Hotels as of March 31, 2014

	Hotels	Rooms	Meeting Space (sq. ft.)
Red Lion Owned or Leased Hotels (1)
Continuing Operations	20	4,057	190,272
Discontinued Operations	4	572	34,433
Red Lion Franchised Hotels (1)	28	4,385	232,517
Leo Hotel Collection	2	3,256	241,000

Total	54	12,270	698,222

Comparable Hotel Statistics from Continuing Operations (1,2,3)

	Three months ended March 31, 2014			Three months ended March 31, 2013
	Average Occupancy (4)	ADR (5)	RevPAR (6)	Average Occupancy (4)	ADR (5)	RevPAR (6)
Owned and Leased Hotels	56.5%	$84.89	$48.01	55.2%	$82.83	$45.73
Franchised Hotels	45.3%	$85.10	$38.54	43.9%	$81.94	$35.98

Total System Wide	51.2%	$84.98	$43.53	49.8%	$82.46	$41.09

Change from prior comparative period:
Owned and Leased Hotels	130 bps	2.5%	5.0%
Franchised Hotels	140 bps	3.9%	7.1%

Total System Wide	140 bps	3.1%	5.9%

(1)	Includes all hotels owned, leased and franchised, presented on a comparable basis for hotel statistics. The Missoula and Pendleton properties have been excluded from the owned and leased hotel statistics and included in the franchised statistics for all periods shown.
(2)	Excludes a total of six hotels identified as a discontinued operations, including one that was sold in the third quarter 2013 and one hotel that ceased operation in the first quarter of 2014.
(3)	Excludes statistics for the Leo Hotel Collection.
(4)	Average occupancy represents total paid rooms divided by total available rooms. Total available rooms represents the number of rooms available multiplied by the number of days in the reported period and includes rooms taken out of service for renovation.
(5)	Average daily rate (“ADR”) represents total room revenues divided by the total number of paid rooms occupied by hotel guests.
(6)	Revenue per available room (“RevPAR”) represents total room and related revenues divided by total available rooms.

Red Lion Hotels Corporation

Comparable Operating Results and Data From Continuing Operations

(unaudited)

($ in thousands)

Certain operating results for the periods included in this report are shown on a comparable hotel basis. Comparable hotels are defined as properties that are owned or leased by the company and the operations of which are included in the consolidated results from continuing operations for the entirety of the reporting periods being compared. Comparable operating results from continuing operations and comparable operating results from continuing operations represent reported operating results less the impact of the Missoula property, which was sold in February 2013 and the Pendleton property, which was sold in April 2013. We utilize these measures because management finds them a useful tool to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core, ongoing operations. We believe they are a complement to reported operating results. Comparable operating results from continuing operations are not intended to represent reported operating results defined by generally accepted accounting principles in the United States (“GAAP”), and such information should not be considered as an alternative to reported information or any other measure of performance prescribed by GAAP.

	Three months ended March 31,
	2014	2013
Total revenue per the consolidated statement of comprehensive income (loss)	$30,410	$27,634
less: Revenue from Missoula and Pendleton properties	—	(370)

Comparable total revenue	$30,410	$27,264
Room revenue from continuing operations	$17,524	$17,001
less: Room revenue from Missoula and Pendleton properties	—	(306)

Comparable room revenue	$17,524	$16,695
Food and beverage revenue from continuing operations	$5,608	$5,406
less: Food and beverage revenue from Missoula and Pendleton properties	—	(58)

Comparable food and beverage revenue	$5,608	$5,348
Other hotel revenue from continuing operations	$614	$505
less: Other hotel revenue from Missoula and Pendleton properties	—	(6)

Comparable other hotel revenue	$614	$499
Total hotel revenue from continuing operations	$23,746	$22,912
less: Total hotel revenue from Missoula and Pendleton properties	—	(370)

Comparable total hotels revenue	$23,746	$22,542

The reconciliation of hotel operating expense per the consolidated statements of comprehensive income (loss) to comparable hotel operating expense is as follows:

	Three months ended March 31,
	2014	2013
Hotel operating expenses from continuing operations	$20,732	$20,730
less: Hotel operating expenses from Missoula and Pendleton properties	—	(621)

Comparable hotel operating expenses	$20,732	$20,109
Hotel revenue from continuing operations	$23,746	$22,912
less: Hotel revenue from Missoula and Pendleton properties	—	(370)

Comparable hotel revenue	$23,746	$22,542
Hotel direct operating margin from continuing operations	$3,014	$2,182
less: Hotel direct operation margin from Missoula and Pendleton properties	—	251

Comparable hotel direct margin	$3,014	$2,433
Comparable hotel direct margin %	12.7%	10.8%

The reconciliation of EBITDA from continuing operations to comparable EBITDA from continuing operations is as follows:

	Three months ended March 31,
	2014	2013
EBITDA from continuing operations	$955	$(122)
less: EBITDA of Missoula and Pendleton properties	—	275

Comparable EBITDA from continuing operations	$955	$153

Red Lion Hotels Corporation

Reconciliation of EBITDA to Net Income

(unaudited)

($ in thousands)

The following is a reconciliation of EBITDA and EBITDA from continuing operations to net income (loss) for the periods presented:

	Three months ended March 31,
	2014	2013
EBITDA from continuing operations	$955	$(122)
Income tax benefit (expense)—continuing operations	(31)	1,940
Interest expense—continuing operations	(1,217)	(1,484)
Depreciation and amortization—continuing operations	(3,143)	(3,334)

Net income (loss) from continuing operations	(3,436)	(3,000)
Income (loss) on discontinued operations, net of tax	(83)	(110)

Net income (loss)	$(3,519)	$(3,110)

	Three months ended March 31,
	2014	2013
EBITDA	$872	$26
Income tax benefit (expense)	(31)	2,015
Interest expense	(1,217)	(1,484)
Depreciation and amortization	(3,143)	(3,667)

Net income (loss)	$(3,519)	$(3,110)

NON-GAAP FINANCIAL MEASURES

EBITDA is defined as net income, before interest, taxes, depreciation and amortization. EBITDA is considered a non-GAAP financial measurement. We believe it is a useful financial performance measure for us and for our shareholders and is a complement to net income and other financial performance measures provided in accordance with generally accepted accounting principles in the United States (“GAAP”).

We use EBITDA to measure financial performance because it excludes interest, taxes, depreciation and amortization, which bear little or no relationship to operating performance. By excluding interest expense, EBITDA measures our financial performance irrespective of our capital structure or how we finance our properties and operations. We generally pay federal and state income taxes on a consolidated basis, taking into account how the applicable tax laws apply to our company in the aggregate. By excluding taxes on income, we believe EBITDA provides a basis for measuring the financial performance of our operations excluding factors that our hotels and other operations cannot control. By excluding depreciation and amortization expense, which can vary from hotel to hotel based on historical cost and other factors unrelated to the hotels’ financial performance, EBITDA measures the financial performance of our hotels without regard to their historical cost. For all of these reasons, we believe that EBITDA provides us and investors with information that is relevant and useful in evaluating our business.

However, because EBITDA excludes depreciation and amortization, it does not measure the capital we require to maintain or preserve our long-lived assets. In addition, because EBITDA does not reflect interest expense, it does not take into account the total amount of interest we pay on outstanding debt nor does it show trends in interest costs due to changes in our borrowings or changes in interest rates. EBITDA, as defined by us, may not be comparable to EBITDA as reported by other companies that do not define EBITDA exactly as we define the term. Because we use EBITDA to evaluate our financial performance, we reconcile all EBITDA measures to net income, which is the most comparable financial measure calculated and presented in accordance with GAAP. EBITDA does not represent cash provided by operating activities determined in accordance with GAAP, and should not be considered as an alternative to operating income or net income determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.